SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2006
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-32261 (Commission File No.)	20-1142292 (I.R.S. Employer Identification No.)
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 7, 2006, BioMed Realty Trust, Inc. (“BioMed”), through its operating partnership subsidiary, BioMed Realty, L.P., entered into a definitive purchase and sale agreement with Sun Microsystems, Inc. (“SUNW”) to acquire the SUNW campus located in Newark, California. The campus includes ten buildings comprising a total of approximately 1.4 million square feet of primarily office space, as well as undeveloped land. The total purchase price is approximately $215 million, excluding estimated closing costs. BioMed is obligated to make a deposit of $4 million one day after signing the purchase agreement and another deposit of $4 million one day after the end of the 15-day diligence period.
     Upon BioMed’s acquisition of the properties, SUNW will lease the campus pursuant to ten leases which conclude in phases over an 18-month period and are cancelable at the tenant’s option with 90 days’ notice. BioMed intends to re-market and re-develop the space for use by life science tenants. The acquisition is anticipated to close in the third quarter of 2006, and is subject to customary closing conditions.
Item 7.01 Regulation FD Disclosure.
     On June 7, 2006, BioMed issued a press release regarding the acquisition of the SUNW campus in Newark, California. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of BioMed, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 9.01 Financial Statements and Exhibits.
     (d) The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
99.1	Press release issued by BioMed Realty Trust, Inc. on June 7, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMED REALTY TRUST, INC.
Date: June 7, 2006	By:	/s/ JOHN F. WILSON, II
		Name:	John F. Wilson, II
		Title:	Executive Vice President, Operations